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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

FIRST BANCTRUST CORPORATION
(Name of Issuer)
COMMON STOCK PAR VALUE $.01 PER SHARE
(Title of Class of Securities)
31868F 10 2
(CUSIP Number)
12-31-07
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	31868F 10 2

1	NAMES OF REPORTING PERSONS FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

	5	SOLE VOTING POWER

NUMBER OF		61,007 SHARES

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		162,022 SHARES

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		61,007 SHARES

WITH:	8	SHARED DISPOSITIVE POWER

162,022 SHARES

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

223,029 SHARES

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

EP

ITEM 1.
(A)	NAME OF ISSUER:

FIRST BANCTRUST CORPORATION

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

101 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS 61944
ITEM 2.
(A)	NAME OF PERSON FILING:

FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST TRUSTEE: FIRST BANKERS TRUST SERVICES, INC., BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

101 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS 61944

(C)	CITIZENSHIP

STATE CHARTERED STOCK SAVINGS INSTITUTION’S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK PAR VALUE $.01 PER SHARE

(E)	CUSIP NUMBER:

31868F 10 2

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR §240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
(F)	☑ AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH §240.13d-1(b)(1)(ii)(F)

ITEM 4.	OWNERSHIP
(A)	AMOUNT BENEFICIALLY OWNED

223,029 SHARES

(B)	PERCENT OF CLASS

10.2%

(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE 61,007 SHARES REPRESENTING UNALLOCATED SHARES

(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE 162,022 REPRESENTING ALLOCATED SHARES

(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 61,007 SHARES

(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 162,022 SHARES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):
BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.
SIGNATURE
AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 4, 2008 FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST BY FIRST BANKERS TRUST SERVICES, INC. AS TRUSTEE
/s/Linda Shultz
Linda Shultz, Trust Officer